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                                                                   Exhibit 13(n)

                               PURCHASE AGREEMENT
                               ------------------


          The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Boston Partners Asset Management, L.P. ("BPAM"), intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers BPAM and BPAM hereby purchases $1,000 worth of shares of each of Classes TT and UU Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on May 30, 1997.

The Fund hereby acknowledges receipt from BPAM of funds in the amount of $2,000 in full payment for the Shares.

          2. BPAM represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of May, 1997.


                                 THE RBB FUND, INC.


                                 By:/s/ Edward J. Roach
                                    -------------------
                                      President


                                 BOSTON PARTNERS ASSET MANAGEMENT, L.P.


                                 By: /S/ William J. Kelly
                                    -------------------
                                      Secretary